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                                                                      EXHIBIT 99


NEWS RELEASE


HASTINGS                                     CONTACT: DAN CROW           PR01-76
ENTERTAINMENT, INC.                          Vice President and
                                                  CHIEF FINANCIAL OFFICER
                                             (806) 351-2300, ext. 6000
                                             www.gohastings.com


Hastings Entertainment Announces Stock Repurchase of Up to $5.0 Million

AMARILLO, Texas, September 18, 2001--Hastings Entertainment, Inc. (NASDAQ:
HAST), a leading multimedia entertainment superstore retailer, today announced that its board of directors has authorized a stock repurchase program of up to approximately 9% of its outstanding common shares, at current market value. The program is effective immediately.

"We believe that our stock price does not reflect our long-term value and that this repurchase program is in the best interest of our shareholders," said Chairman and Chief Executive Officer, John H. Marmaduke. "We also believe this repurchase demonstrates support for our country and its financial markets."

About Hastings Entertainment

Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of books, music, software, periodicals, new and used DVDs, videos and video games with the rental of videos, DVDs and video games in a superstore format. We currently operate 140 superstores, averaging approximately 22,000 square feet, primarily in small to medium-sized markets throughout the United States.

Hastings also operates www.gohastings.com, an e-commerce Internet Web site that makes available to its customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers.

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